Paulson Capital Corp. Reports Year-End 2009 Results

PORTLAND, OR -- (Marketwire - March 31, 2010) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net loss of $2,425,122 (or ($0.41) per share) for the year ended December 31, 2009 versus a loss of $17,093,900 (or ($2.86) per share) for December 31, 2008. Revenues for December 31, 2009 totaled $15,244,943 versus a loss of ($8,015,231) for the same period in 2008.

Chester L.F. Paulson, Chairman, stated:

"We have been working our way back slowly after the economic meltdown of 2008. In 2009, we completed a small bridge financing for BioCurex and a follow-on offering of $3 million for I-COP. So far in 2010, we completed a $6 million secondary for BioCurex and have several more projects pending. It has been a difficult process of recovery but progress is being made."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 165 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact: Chester L.F. Paulson - 503-243-6010